Exhibit 10.4

 NOTICE OF EXERCISE
Under 2005 Non-Employee Director Stock Option Plan

Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice to Acme United Corporation (“Acme”) under my stock option that I elect to purchase the number of shares of Common Stock (the “Shares”) for the price set forth below.

Option Information

Stock option dated:

Number of shares as to which option is exercised:

Exercise price:	$

Shares to be issued in name of:

Instructions to Optionholder: There are three methods by which you may exercise your option. The first, Method 1, is the traditional form of exercise in which you pay the full exercise price of the option in cash and then receive Shares in the amounts set forth under “Option Information,” above. If you choose Method 1 below, do not complete the information required in Methods 2 and 3.

Alternatively, you can choose either (but not both of) a net share exercise (Method 2) or a pure cash settlement (Method 3). Either of these methods would eliminate the necessity of your making an out of pocket cash payment to Acme to exercise your option. If you choose Methods 2 or 3, the value of the Shares will be calculated using the Closing Price of Acme Common Stock determined in the manner described below. Note: In Methods 2 or 3, your choice is subject to Acme’s consent at the time of exercise.

If you choose Methods 2 or 3, you must deliver this exercise notice by email to the Chief Financial Officer of Acme.

Method 1. Standard Exercise. This method involves the payment of the option exercise price in full in cash and receipt of the full amount of Shares.

I enclose cash payment in full of the total exercise price for the Shares in the following amount as authorized by the related Stock Option Agreement: $_____________

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Method 2. Net Share Exercise. This method will enable you to avoid paying the exercise price of the option in cash; the option will be settled in shares. By choosing this method, you authorize Acme to decrease the number of the Shares to be delivered to you by the number of Shares having an aggregate value equal to the total exercise price of your option, calculated as follows:

Closing Price	A	$
Exercise Price	B	$
# Shares	C
Total Value to be Received	(A-B)*C	$

Divided by Closing Price equals # Shares to be delivered

Method 3. Cash Settlement. This method will enable you to avoid paying the exercise price of the option in cash; the option will be settled in cash. By choosing this method, you authorize Acme to deliver to you cash in an amount equal to the value of the Shares subject to the option, less the total exercise price of the option, calculated as follows:

Closing Price	A	$
Exercise Price	B	$
# Shares	C
Total Value to be Received	(A-B)*C	$

By this exercise, I agree to provide such additional documents as you may require pursuant to the terms of the related Stock Option Agreement and the Acme 2005 Non-Employee Director Stock Option Plan.

[Optionee Name]

Signature

If Methods 2 or 3 are selected:

Agreed to and approved:

ACME UNITED CORPORATION

By:
Name:
Title:

Definition of “Closing Price”: If you deliver your notice on a given trading day, whether during or after trading hours, Acme will use the closing price of the Common Stock published by NYSE MKT for that day. If you deliver an exercise notice before the opening of trading on a given day or on a non-trading day, Acme will use the closing price of the Common Stock published by NYSE MKT for the immediately preceding trading day.

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